Exhibit No. (10)t

EXECUTIVE FINANCIAL COUNSELING PROGRAM

NOVEMBER 12, 2008

The Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Kimberly-Clark Corporation has established for certain executives an annual allowance for financial counseling (the “Program”). The Program is designed to provide participants with access to knowledgeable resources that understand the Corporation’s compensation and benefit plans and that can assist these participants in efficiently and effectively managing their financial tax planning issues.

Under the Program, all Group Presidents and Senior Vice Presidents that directly report to the Chief Executive Officer are entitled to receive an allowance of $12,000 in both their first year of Program eligibility and in their year of retirement from the Corporation; each other year, these eligible participants are entitled to receive an allowance of $8,000 per year. Other eligible participants designated by the Committee are entitled to receive an allowance of $8,000 in both their first year of Program eligibility and in their year of retirement from the Corporation; each other year, these eligible participants are entitled to receive an allowance of $5,000 per year. The Chief Executive Officer shall not be eligible to participate in the Program.

Under the Program, expenses for any calendar year must be submitted within 30 days after the end of the calendar year. All reimbursements under the Program shall be paid as a cash payment during the first 2  1/2 months following the calendar year in which the expenses were incurred. This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Corporation and the Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

The Committee has the right to construe and interpret the Program and resolve all questions arising under the Program. Nothing contained in the Program shall be construed as a contract of employment or a right of any participant to be continued in any employment with the Corporation or as a limitation on the right of the Corporation to discharge any participant at any time with or without cause. The Committee may, at any time, amend, suspend or terminate the Program in its entirety.